DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 1999 AND DECEMBER 31, 1998

                                        September 30,     December 31,
                                            1999             1998
ASSETS

CASH AND CASH EQUIVALENTS                $  608,086       $  459,100
PROPERTY, Net                             2,313,550        2,672,106
OTHER ASSETS                                 45,259           44,142

TOTAL                                    $2,966,895       $3,175,348

LIABILITIES AND PARTNERS' EQUITY(DEFICIT)

LIABILITIES                              $  568,025       $  546,221

PARTNERS' EQUITY (DEFICIT):
     General Partners                       (83,779)         (81,477)
     Limited Partners                     2,482,649        2,710,604

  Total partners' equity                  2,398,870        2,629,127

TOTAL                                    $2,966,895       $3,175,348

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998


                                        September 30,     September 30,
                                            1999              1998

REVENUES:

Rental income                            $  549,595        $  554,104
Interest                                      1,544             3,742
     Total revenues                         551,139           557,846

EXPENSES:

Operating                                   333,939           350,881
General and administrative                   42,760            37,586
     Total expenses                         376,699           388,467

NET INCOME                               $  174,440        $  169,379

AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  172,696        $  167,685
    General partners                          1,744             1,694

TOTAL                                    $  174,440        $  169,379

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     7.20        $     6.99

LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                September 30,   September 30,
                                    1999           1998


REVENUES:
Rental income                   $1,655,844       $1,607,726
Interest                             4,840           10,067
Total revenues                   1,660,684        1,617,793

EXPENSES:
Operating                        1,005,654          989,595
General and administrative         158,015          154,640
Total expenses                   1,163,669        1,144,235

NET INCOME                        $497,015         $473,558

AGGREGATE NET INCOME ALLOCATED TO:
Limited partners                   492,045          468,822
General partners                     4,970            4,736
TOTAL                              497,015          473,558

NET INCOME PER LIMITED
  PARTNERSHIP UNIT                  $20.50           $19.53

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION       24,000           24,000

See accompanying notes to financial statements (unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

EQUITY AT JANUARY 1, 1998             ($76,015)     $3,251,237   $3,175,222

NET INCOME                               4,736         468,822      473,558
DISTRIBUTIONS                           (7,272)       (720,000)    (727,272)

EQUITY AT SEPTEMBER 30, 1998          ($78,551)     $3,000,059   $2,921,508

BALANCE AT JANUARY 1, 1999            ($81,477)     $2,710,604   $2,629,127

NET INCOME                               4,970         492,045      497,015
DISTRIBUTIONS                           (7,272)       (720,000)    (727,272)

BALANCE AT SEPTEMBER 30, 1999         ($83,779)     $2,482,649   $2,398,870


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                      September 30,     September 30,
                                          1999              1998

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 497,015          $ 473,558

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         381,980            381,981

    Changes in assets and
   	liabilities:

     Increase in other assets             (1,117)           (25,092)
     Increase in liabilities:             21,804             35,029

Net cash provided by
   operating activities                  899,682            865,476

CASH FLOWS FROM INVESTING ACTIVITIES -
   Additions to property and equipment   (23,424)                 0

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (727,272)          (727,272)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      148,986            138,204

CASH AND CASH EQUIVALENTS:

     At beginning of period              459,100            500,294
     At end of period                  $ 608,086          $ 638,498


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1999, and for the periods ended September 30, 1999, and 1998 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at September 30, 1999, is as follows:


        Land                                 $  2,089,800
        Buildings and equipment                 7,680,134
        Equipment                                  60,760
        Total                                   9,830,694
        Less: Accumulated Depreciation        ( 7,517,144)
        Property - Net                       $  2,313,550


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.